Exhibit 10.1
Second Amended and Restated CTO/BLS Supply Agreement
This Second Amended and Restated CTO/BLS Supply Agreement (this “Agreement”) is entered into effective as of November 17, 2009 by and between INTERNATIONAL PAPER COMPANY, a New York corporation having its global headquarters located at 6400 Poplar Avenue, Memphis, Tennessee 38197 (“IP”), and ARIZONA CHEMICAL COMPANY, LLC, a Delaware limited liability company having its principal business office at 4600 Touchton Road East, Suite 1500, Jacksonville, Florida 32246 (“ACC”).
RECITALS
Whereas, IP produces black liquor soap (“BLS”) as a by-product of its pulp mill operations, and crude tall oil (“CTO”) which is produced by acidulating BLS (CTO and BLS may also be referred to as the “Products”);
Whereas, ACC uses the Products as raw materials to be refined into a variety of other products;
Whereas, IP wishes to sell, and ACC wishes to purchase, all of IP’s output of CTO and BLS, as further provided in this Agreement;
Whereas, the parties entered into a Supply Agreement (the “Original CTO/BLS Agreement”) on November 1, 2001 with respect to the supply of the Products by IP to ACC;
Whereas, the parties entered into an Amended and Restated CTO/BLS Agreement (the “Amended CTO/BLS Agreement”) on February 28, 2007 to amend, restate and supersede in its entirety the Original CTO/BLS Agreement; and
Whereas, the parties are entering into this Agreement to amend, restate and supersede in its entirety the Amended CTO/BLS Agreement.
AGREEMENT
1.	Scope of Agreement.
1.1.	Sale and Purchase Requirements; Recovery Efforts
(a)	IP hereby agrees to sell, and ACC agrees to purchase, 100% of the output of CTO and BLS produced by IP at the mills owned by IP and identified on Schedule 1.1(a) that is attached hereto and made a part hereof. Such sales and purchases shall be made in accordance with the pricing and related volume provisions of this Agreement and its related Schedules, as adjusted from time to time. For the sake of clarity and notwithstanding anything in this Agreement that may be deemed to the contrary, in no event shall any provision in this Agreement require IP to produce any minimum quantities of CTO or BLS at any such mills (whether individually or in the aggregate), and the parties agree that the volume of output of the Products will be subject to change, including, but not limited to, any such change that may arise as a result of any closure of or modification to any such mill(s) or the volumes and types of pulp and paper products produced therein, which shall in each case be at IP’s sole discretion. As of the date of this Agreement, the parties acknowledge that current equipment and mill operations allow BLS produced by various IP mills to be sent to IP’s other IP mills for acidulation in accordance with standards for economical, efficient and maximized product recovery as set forth in subsections (b) and (c) below and ACC shall purchase from IP the resulting CTO pursuant to the terms of this Agreement applicable to ACC’s purchase of CTO.

(b)	IP shall use commercially reasonable efforts to maintain and improve the recovery of the Products at the mills, which efforts shall include (i) employing accepted industry practices and using accepted industry benchmarks to measure recovery of BLS and (ii) appointing a management-level employee to be responsible for BLS production in accordance with this Agreement.

(c)	ACC shall use commercially reasonable efforts to assist IP to maintain and improve the recovery and quality of the Products produced at the mills in order to assist IP in its efforts to maximize the production of CTO and BLS. The duties of ACC’s engineers shall include, but are not limited to, those duties set forth on Schedule 1.1(c).

(d)	IP will provide ACC with confidential data on a monthly basis sufficient for ACC to prepare its monthly “By-Products Recovery Report,” or successor report containing information regarding the recovery of the Products at the IP mills identified on Schedule 1.1(a), including the information identified on Schedule 1.1(d). In addition, on an annual basis, each IP mill identified on Schedule 1.1(a) shall provide ACC with such mill’s budgeted wood use for the immediately following year no later than the later of (i) December 1 of the current year and (ii) such time as such data is developed as part of such mill’s budgeting cycle. In the event that such budgeted wood use changes for a particular mill, such mill shall provide written notice of such change to ACC.
1.2.	New Mill Option
(a)	In the event IP (or a wholly owned or, subject to Section 1.2(e), a majority owned subsidiary or other affiliate of IP (collectively with IP, “IP Entity”)) acquires (whether directly or indirectly by means of acquiring an interest in an entity or otherwise) control of a majority interest in, or constructs, a U.S. or foreign mill that produces CTO and/or BLS, but which is not identified on Schedule 1.1(a) hereto (each, a “New Mill”), ACC shall have an option exercisable in accordance with this Section 1.2 to (a) amend Schedule 1.1(a) hereto to include such New Mill, and (b) purchase 100% of the output of CTO and/or BLS produced by the New Mill in accordance with the pricing and related volume provisions of this Agreement (a “New Mill Option”). For purposes of this Agreement, “affiliate” means, with any person, any other person directly controlling, controlled or under common control with such person. For the purposes of this Agreement, “Control” as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of that person, whether through ownership of voting securities or otherwise.

(b)	Subject to compliance with the requirements of any confidentiality obligations or applicable law (including, without limitation, securities and exchange laws, regulations and rules), IP shall use reasonable commercial efforts to provide ACC with prompt written notice (a “New Mill Notice”) of the execution by IP (or a wholly owned subsidiary or, subject to Section 1.2(e), a majority owned subsidiary or other affiliate of IP) of a definitive agreement to acquire (whether directly or indirectly by means of acquiring an interest in an entity or otherwise) a New Mill, which New Mill Notice shall include the following information: (i) the identity of the New Mill, and (ii) to the extent known by IP (a) the annual output and quality of CTO and/or BLS by such New Mill and (b) the existence and, to the extent not subject to confidentiality provisions, terms of any Conflicting Agreements (as defined herein); if IP does not know the quality of the Product produced by the New Mill, it can satisfy this information requirement by either providing samples to ACC or permitting ACC to send people to the New Mill for a brief due diligence visit, at IP’s option. In the event IP does not provide a New Mill Notice to ACC prior to the consummation of the acquisition of a New Mill, IP shall provide a New Mill Notice to ACC within 30 calendar days after the consummation of such an acquisition. In the event IP constructs a new mill, IP shall provide a New Mill Notice to ACC within 30 calendar days after the commencement of operations of the New Mill. To exercise a New Mill Option, ACC must provide written notice of such exercise to IP no later than 30 calendar days after the date of receipt of the New Mill Notice by ACC. ACC’s exercise notice with respect to a New Mill Option shall include an amended Schedule 1.1(a) that identifies the applicable New Mill. In the event the New Mill Notice did not contain all of the information required by Section 1.2(b)(ii) above, the 30-day exercise period shall not commence until IP provides the information in 1.2(b)(ii) above whether by information, sample or visit by ACC personnel. If ACC fails to provide written notice to IP of the exercise of a New Mill Option prior to the expiration of the aforementioned 30-day exercise period, the applicable New Mill Option with respect to the New Mill in question shall be deemed to have been irrevocably waived and terminated by ACC and such New Mill shall not be added to Schedule 1.1(a).

(c)	Notwithstanding the foregoing, if a New Mill is subject to an agreement for the sale of CTO and/or BLS to a third party at the time the New Mill is acquired by IP (a “Conflicting Agreement”), then any New Mill Option exercised by ACC in accordance with this Section 1.2 shall not become effective as to the portion of output by such New Mill committed under the Conflicting Agreement until the Conflicting Agreement has expired or has been terminated in accordance with its terms. To the extent ACC properly exercises a New Mill Option in accordance with this Section 1.2, then IP shall exercise any right it may have with respect to the early termination of any Conflicting Agreement applicable to such New Mill and shall not exercise any right that it may have to extend the term of any such agreement, provided that in the event the exercise of any such termination right would require IP or any affiliate to make any additional payments or incur any penalties under such Conflicting Agreement, (i) IP shall promptly notify ACC that IP has such right and, to the extent not subject to confidentiality provisions, the terms thereof and (ii) IP shall not be obligated to exercise such termination right unless ACC, at its sole option, agrees that it will bear the cost and indemnify IP for any and all additional costs, payments, losses or penalties that arise out of such termination.
(d)	Upon the proper execution of a New Mill Option by ACC, authorized representatives of ACC and IP shall execute an amended Schedule 1.1(a) that identifies the New Mill that was the subject of such New Mill Option, including its pricing and volume designation.

(e)	Notwithstanding Section 1.2(a), the provisions of Sections 1.2(a)-(d) shall not apply to any New Mill acquired or constructed by a majority owned subsidiary or other affiliate of IP if IP does not have the unilateral right and authority to cause such New Mill to sell CTO and/or BLS to ACC in accordance with this Agreement because such right and authority is subject to a veto, approval or other right or requirement applicable to the other owner(s) of such subsidiary, entity or affiliate. In addition, IP agrees that it will inform the controlling entity of any company or mill of which IP (or a wholly or majority owned subsidiary or other affiliate of IP) owns a non-controlling interest and the other owner(s) of a New Mill with such veto, approval or other right or requirement contemplated by the first sentence of this Section 1.2(e), as the case may be, that ACC buys CTO and BLS from IP and that ACC may be interested in buying CTO and BLS from such controlling entity or other owner(s). IP agrees to provide to ACC contact information needed for ACC to contact the controlling entity and the other owner(s) of a New Mill with such veto, approval or other right or requirement contemplated by the first sentence of this Section 1.2(e), as the case may be.
1.3.	In the event an IP Entity or its successor in interest sells or transfers its ownership interest in any mill identified on Schedule 1.1(a) during the term of this Agreement, IP or its successor in interest, as the case may be, will assign to the entity acquiring such mill, and IP or such successor in interest will cause such entity to enter into a written agreement pursuant to which that entity will assume, in each case on and as of the consummation of that sale or transfer, all of IP’s or such successor’s rights and obligations under this Agreement with respect to such mill except that such entity acquiring such mill shall not be subject to Section 1.2 hereof. Upon such assignment and assumption, IP or its successor in interest, as applicable, shall have no further obligations under this Agreement with respect to such mill.

2.	Term of Agreement.
2.1.	This Agreement shall commence as of 7:00 a.m. EST on November 17, 2009 (the “Effective Date”) and shall continue in effect until terminated as provided herein.

2.2.	Either party may initiate the termination of this Agreement by providing written notice (the “Termination Notice”) to the other party at least five (5) years prior to (i) February 28, 2027 (the “Initial Termination Date”) or (ii) any subsequent 12-month anniversary of the Initial Termination Date. Such termination shall be effective on the Initial Termination Date or any such subsequent anniversary of the Initial Termination Date, as the case may be (the “Termination Effective Date”). Supplies of CTO and BLS shall be gradually reduced during a five (5) year period ending on the Termination Effective Date (the “Transition Period”). Following either party’s receipt of a Termination Notice, the parties shall negotiate in good faith to agree upon an appropriate schedule for such gradual reduction during the Transition Period. If the parties are unable to agree on an appropriate schedule within sixty (60) days following a party’s receipt of a Termination Notice, the following reduction schedule shall apply: (a) during the first year of the Transition Period, IP shall be obligated to supply, and ACC shall be obligated to purchase, 100% of its output of CTO and BLS at the mills supplying CTO and BLS to ACC on the Termination Notice Effective Date; (b) during the second year of the Transition Period, IP shall be obligated to supply, and ACC shall be obligated to purchase, 90% of such amounts of CTO and BLS; (c) during the third year of the Transition Period, IP shall be obligated to supply, and ACC shall be obligated to purchase, 80% of such amounts of CTO and BLS; (d) during the fourth year of the Transition Period, IP shall be obligated to supply, and ACC shall be obligated to purchase, 60% of such amounts of CTO and BLS and (e) during the fifth and final year of the Transition Period, IP shall be obligated to supply, and ACC shall be obligated to purchase, 40% of such amounts of CTO and BLS.

2.3.	If ACC defaults in making any payment due hereunder, and if such default continues for sixty (60) days after written notification thereof, IP may immediately terminate this Agreement by written notice to that effect. Any such termination shall be without prejudice to the accrued rights of IP and to other rights and remedies for default. If ACC becomes bankrupt or insolvent or makes an assignment for the benefit of creditors, or a receiver is appointed to take charge of its property, IP may, upon written notice to ACC, require that all subsequent payments hereunder be made COD (cash on delivery) (i.e., this Agreement will not terminate upon ACC’s bankruptcy).

2.4.	In the event of a material breach by ACC of any provisions of this Agreement other than a payment default that is subject to Section 2.3 hereof that has not been cured within forty-five (45) days of delivery of written notice thereof, IP may, at its option, (a) regard each shipment as a separate and independent sale on the terms and conditions applicable hereunder and enforce its rights under such separate and independent contract, or (b) immediately terminate this Agreement as regards further shipments and declare the obligations of ACC due forthwith for all previous shipments and ACC shall remain liable to IP for all loss and damage sustained by reason of any such breach or breaches. If the credit of ACC shall at any time in the reasonable judgment of IP become impaired, IP shall have the right to require adequate security, including payment in advance or upon delivery, before making further shipments.

2.5.	In the event of a material breach by IP of any provisions of this Agreement that has not been cured within forty-five (45) days of delivery of written notice thereof, ACC may, at its option, (a) regard each shipment as a separate and independent sale on the terms and conditions applicable hereunder and enforce its rights under such separate and independent contract, or (b) immediately terminate this Agreement as regards further shipments and declare the obligations of IP due forthwith for all previous shipments and IP shall remain liable to ACC for all loss and damage sustained by reason of any such breach or breaches.

2.6.	ACC agrees to indemnify IP against any cost, liability or damage incurred by IP as a result of any third party claim of infringement to the extent such claim arises out of any goods produced by ACC or the operation of any process by ACC incorporating the Products. IP agrees to indemnify ACC against any cost, liability or damage incurred by ACC as a result of any third party claim of infringement to the extent such claim arises out of the Products as supplied by IP to ACC, except to the extent that ACC owes IP a duty to indemnify pursuant to the first sentence of this paragraph.
3.	Purchase Price — CTO and BLS
3.1.	The purchase price of CTO and BLS shall be as more fully described on the attached Schedule 3.0. In the event that, in any calendar year, ACC sells more than 5,000 short tons of the Products it acquires from IP to an unaffiliated third party, and the value of green energy credits or subsidies from a US federal or state government is part of its compensation (“Green Credits”), then for every short ton sold (including tons 1 through 5,000 once the 5,000 short ton minimum is satisfied) ACC will pay IP an amount (the “Green Payment”) equal to 40% of the amount by which the total compensation ACC receives for such Products acquired from IP, and if such sale is on a delivered basis, net of the freight paid by ACC, exceeds the price of such Products paid by ACC to IP (including freight costs paid by ACC). ACC shall pay the Green Payment associated with the first 5,000 short tons of Products for which it is obligated to compensate IP under this section by adding such amount to the first payment hereunder which shall be included in the next invoice ACC pays to IP after an obligation under this section arises for ACC to make a Green Payment. Thereafter, each subsequent invoice shall include the Green Payment for sales in the prior quarter, if applicable. IP will have audit rights with regard to the calculation of Green Credits per Section 3.4 below.

3.2.	IP and ACC recognize that pricing for Products and various services hereunder are dependent upon the continued publication of various Price Indexes referenced herein, and IP and ACC desire to contract for the contingencies where such Price Indexes are: (a) temporarily unavailable or (b) permanently discontinued (all of the foregoing, “Index Problems”). In the event of Index Problems, the parties shall use commercially reasonable efforts to agree as soon as practical upon a substitute index. If after thirty (30) days of discussions the parties are unable to agree upon a substitute mechanism or disagree with respect to an Index, such dispute shall be resolved by arbitration pursuant to the procedures set forth in Section 3.3. Index values which are corrected and republished by the index’s original publisher shall be given full force and effect in this Agreement and shall be used to correct transactions between IP and ACC; provided that the corrected index is first republished within one year of the original index’s publication date. Any adjustments required because of republished or corrected indexes shall be limited to activity in the prior six months from such republication or correction.

3.3.	Arbitration Procedures. Any dispute under this Section 3 required or permitted to be arbitrated under this Agreement shall be arbitrated before a single arbitrator The arbitrator shall be selected and the arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association with such arbitration to take place in Atlanta, Georgia or such other mutually agreed upon location. The parties need not file, but are not prohibited from filing, with the American Arbitration Association to invoke arbitration. Such arbitration shall commence no later than thirty (30) days from the date of a party’s demand for arbitration and the arbitrator shall issue an opinion no later than thirty (30) days from conclusion of final oral statements or date of submission of final written arguments. Notwithstanding the above, in the event the arbitration is a result of the parties’ inability to agree on whether an index is inaccurate, the following procedures will apply: (1) within 20 days after the appointment of the arbitrator, each party will submit to the arbitrator materials supporting their position whether on not there has been a material inaccuracy in the index prices; (2) within 20 days following the submission of written material to the arbitrator, he shall choose one of the parties’ positions which shall be binding on the parties. The costs of the arbitrator, and the arbitration itself, shall be allocated equally between IP and ACC.

3.4.	ACC shall, within thirty (30) days following the end of each quarter during the term or any renewal hereof, provide IP with ACC’s calculation of the Green Credits for the previous quarter. Upon IP’s request no more than twice per year during the term of this Agreement, the parties will engage a mutually acceptable independent auditor to review the calculation of Green Credits based upon detailed documentation provided by ACC to that auditor to include, but not limited to, (1) the actual prices and volumes of Products that are purchased by ACC from U.S. third party suppliers delivering Product to ACC facilities located in the U.S. during the four calendar quarters immediately preceding the auditor’s retention (or such shorter period as may be requested by IP) and (2) actual prices and volumes of Product sold by ACC to third parties in the U.S. over the same period; provided that in no event will the same quarterly period be audited more than once. The auditor’s determination shall be binding upon both parties. The cost of the first audit in any given year shall be shared equally between IP and ACC, and the cost of the second audit in such year shall be borne solely by IP. ACC agrees to make available to such independent auditor all documentation reasonably required in connection with this Section 3.4. In the event that any such audit reveals an overpayment by ACC, IP shall credit the amount of such overpayment to ACC on the next invoice sent to ACC. In the event that any such audit reveals an underpayment by ACC, IP shall add the amount of such underpayment to the next invoice sent to ACC.

4.	Alkaline Brine
4.1.	When BLS is shipped to ACC and acidulated by ACC or by third parties on behalf of ACC, a by-Product of the process is brine or spent acid, with the specifications and typical properties set forth on Schedule 4.1, (“Alkaline Brine”). Notwithstanding anything to the contrary herein, the provisions of this Section 4 shall not apply to IP’s Savannah, Georgia mill; the agreement of the parties with respect to acceptance of Alkaline Brine by IP’s Savannah, Georgia mill are set forth in that certain Savannah Services Agreement between IP and ACC dated as of February 28, 2007.

4.2.	IP shall accept from ACC 1.15 gallons of Alkaline Brine for each gallon of BLS received by ACC from all IP mills, which Alkaline Brine shall be treated in accordance with this Section 4.2. IP will provide ACC ten (10) days’ prior written notice in the event that it is unable to accept delivery of Alkaline Brine, which notice shall specify the period during which it is unable to accept delivery, provided that in no event shall such period exceed ten (10) consecutive days.

(a) For Alkaline Brine used by IP in its recovery processes or any other manner where purchased chemicals would otherwise be used, ACC shall receive a credit against future purchases of CTO and BLS for the value of the chemical content of Alkaline Brine used by IP. The amount of the credit shall be determined by reference to IP’s actual cost for alternative chemicals, and IP shall provide ACC with documentation supporting such chemical costs. ACC shall pay all costs of transporting such Alkaline Brine to IP up to the amount of the credit received by ACC in connection with such Alkaline Brine, after which such transportation costs shall be borne by IP.

(b) For Alkaline Brine accepted for delivery by IP but not used in IP’s recovery processes or in any other manner where purchased chemicals would otherwise be used, then ACC shall not receive a credit in connection with such Alkaline Brine and shall not be liable for the transportation costs in connection therewith.

4.3.	IP may, in its sole discretion, accept from ACC Alkaline Brine in excess of the volumes set forth in Section 4.2, which Alkaline Brine IP shall process at the lowest reasonably viable alternative cost. The incremental cost of such processing shall be borne by ACC.

4.4.	For Alkaline Brine which IP is obligated to accept as provided herein, but does not accept, ACC shall dispose of such Alkaline Brine as efficiently as practicable. The cost of such disposal shall be borne by IP.
5.	Acidulation
ACC may send BLS to mills owned by IP and having acidulation facilities that have capacity in excess of the requirements by IP at that mill to process BLS on a toll basis. Such mills shall process such BLS in exchange for a processing fee of $20.00 per ton of CTO produced from such BLS. The $20.00 per ton fee is based on 2006 actual average steam costs; in subsequent years the processing fee will be adjusted to account for changes in steam cost using the following formula:
(B/A x C) + 20 = D
Where:
A is the actual 2006 full mill site average cost of steam in $/M Lbs.
B is the current year’s full mill site average cost of steam in $/M Lbs.
C is the actual lbs of steam required to make 1 ton of CTO (prior year actual) expressed in M Lbs.
D is the new processing fee expressed in $/ton
As an example:
2006 cost for steam is $10/M Lbs.
Example year steam cost is $11/M Lbs.
Steam use per ton of CTO is .640M Lbs
(11/10 x .640) + 20 = $20.70
Conversion of such BLS will be assumed to be the same as each such mill’s actual annual yield for CTO conversion from BLS.
6.	Title to, and Risk of Loss of, the Products.
Title and risk of loss of the Products hereunder shall pass to ACC upon delivery of the Products to the carrier at the originating IP plant. Products shall be loaded onto tank cars provided by ACC. Tank truck shipments shall be made only with the approval of ACC, and shall be made using a carrier designated by ACC.
7.	Warranties
7.1.	ACC acknowledges that it alone has determined that the Products sold hereunder are suitable for their intended use. ACC assumes all risk and liability for results obtained in using the Products in ACC’s manufacturing or production process, whether used singly or in combination with other substances, including any hazardous substances.

7.2.	IP will confer regularly with ACC in an effort to supply Products of a quality satisfactory for ACC’s operations. IP will use reasonable efforts to supply Products in accordance with the Specifications in Schedules 3.0 (A) and (B). IP MAKES NO WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, BY CONTRACT, STATUTE OR OTHERWISE, AND IP EXPRESSLY EXCLUDES AND DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

8.	Claims
8.1.	Any claim made by ACC with respect to Products delivered hereunder or non-delivery of Products delivered hereunder may not exceed the amount of the purchase price thereof, exclusive of delivery costs, and such claim must be in writing and received by IP within ninety (90) days after delivery of such Products to ACC, or the date fixed for delivery (in the case of non-delivery), and unless a claim is so made, ACC shall have waived all claims in respect of such Products. Products that conform to the applicable specifications shall not be returned to IP without IP’s prior permission, and then only in accordance with IP’s instructions. The remedies herein shall be the sole and exclusive remedies available to ACC under law or equity. ACC’S EXCLUSIVE REMEDY AND IP’S EXCLUSIVE LIABILITY FOR ANY AND ALL CLAIMS (INCLUDING ANY CLAIMS FOR INDEMNIFICATION) ARISING OUT OF IP’S PERFORMANCE HEREUNDER, OR FOR DELAYED DELIVERY OR NON-DELIVERY OF PRODUCTS, WHETHER OR NOT SUCH LIABILITY IS BASED ON NEGLIGENCE, BREACH OF WARRANTY OR BREACH OF CONTRACT, SHALL BE LIMITED TO (A) THE PURCHASE PRICE OF THE PRODUCTS WITH RESPECT TO WHICH SUCH CLAIM IS MADE (PLUS TRANSPORTATION COSTS, IF ANY, PAID BY ACC FOR SUCH PRODUCTS), (B) AT IP’S OPTION IN THE CASE OF PRODUCTS DELIVERED HEREUNDER, THE REPLACEMENT OF SUCH PRODUCTS AT ACC’S DESTINATION OR (C) AT ACC’S OPTION IN THE CASE OF PRODUCTS NOT DELIVERED HEREUNDER, SPECIFIC PERFORMANCE. IN NO EVENT SHALL ANY PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, WHETHER OR NOT CAUSED BY OR RESULTING FROM THE NEGLIGENCE OF SUCH PARTY. No provision of this Agreement is intended or shall be construed to confer a benefit on any third party. No waiver of a breach of any provision of this Agreement shall constitute a waiver of any other breach or of such provision.

8.2.	No charge or expense incident to any claim will be allowed unless approved by IP.
9.	Taxes
ACC shall be responsible for all sales, use, excise or other taxes or charges imposed upon the sale, production, or transportation of the Products sold hereunder (other than income taxes of IP or any successor owner of any mill set forth in Schedule 1.1(a)), and IP may add such taxes or charges to the price of the Products sold hereunder.
10.	Force Majeure
If IP shall be unable or shall fail at any time to supply, or ACC shall be unable or shall fail to take, any or all of the Products as a consequence of fire, explosion, accident, labor trouble, strike, lockout, combination of workers, breakdown of plant or machinery (including transport), flood, drought, embargo, war, act of terrorism, riot, act of God or any public enemy, priorities, allocations or restrictions made by or adopted pursuant to request of governmental authority or any other action of governmental authority, inability to obtain supplies; or any other delay or failure or cause beyond the reasonable control of either party, whether or not of the kind stated above, during the period of and to the extent of such disability IP shall not be liable to ACC for failure to supply the Products ordered, nor shall ACC be liable to IP for failure to take such Products. Any reduction or suspension of deliveries or receipts of Products under this Agreement for any cause set forth above shall not constitute a breach of this Agreement, and on the removal or termination of the causes therefore during the term of this Agreement, deliveries shall be made and received except as above provided, at the specified rate, but deliveries or receipts omitted during the period of suspension shall be disregarded without liability to either party.
11.	Safety
ACC acknowledges that it has received documents, including IP’s Material Safety Data Sheets and product information bulletins, containing IP’s safety and health information concerning Products deliverable hereunder, that it has read and it understands such information, and that it agrees to comply with all applicable recommendations and warnings and use the Products delivered hereunder only in a manner consistent with all information included in such documents and to incorporate such information into its personnel safety programs. ACC shall inform its employees, contractors, agents and customers who may become exposed to such Products after delivery to ACC’s destination hereunder, of any hazards associated with Products, and of the proper storage, handling and use procedures for Products, disclosed in such documents or in additional documents which are transmitted to ACC during the term of this Agreement. ACC shall indemnify IP from and against any claims, damages, liabilities and expenses (including attorney’s fees) arising from ACC’s breach of the foregoing obligations.
12.	General
12.1	All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) registered or certified U.S. mail, postage prepaid, return receipt requested; (c) internationally recognized overnight delivery service; or (d) by facsimile transmission (with confirmation) to the appropriate facsimile number set forth below (or at such other facsimile number for the party as shall have been previously specified in writing to the other party) with follow-up copy by internationally recognized overnight courier service the next business day. Notices shall be sent to the appropriate party at its address given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder):

(a)	If to IP:
International Paper Company
6400 Poplar Avenue
Memphis, Tennessee 38197
Fax No.: (901) 214-0826
Attention: Vice President — Global Sourcing

with a copy to:
International Paper Company
6400 Poplar Avenue
Memphis, Tennessee 38197
Fax No.: (901) 419-4958
Attention: General Counsel
(b)	If to ACC to:
Arizona Chemical Company, LLC
4600 Touchton Road East
Suite 1500
Jacksonville, FL 32246
Fax No.: +1 904 928 8687
Attention: Director Global Procurement
with a copy to:
Arizona Chemical Company, LLC
4600 Touchton Road East
Suite 1500
Jacksonville, FL 32246
Fax No.: +1 904 928 8672
Attention: General Counsel
All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. (New York City time) and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

12.2	The validity, interpretation and performance of this agreement shall be governed by the laws of the State of New York, without reference to its principles of conflicts of laws, and the parties hereby submit to the exclusive jurisdiction of the Federal Courts sitting in New York for the adjudication of any lawsuit arising out of or relating to this Agreement other than disputes governed by Section 3.2. In the event no Federal Court sitting in New York has jurisdiction over a lawsuit arising out of or relating to this Agreement, the parties hereby submit to the exclusive jurisdiction of the State Courts of New York for the adjudication of any such lawsuit, other than disputes governed by Section 3.2. Prior to bringing any lawsuit arising out of or relating to this Agreement, the parties shall endeavor to resolve such dispute (other than disputed governed by Section 3.2) by non-binding mediation in New York. Unless otherwise agreed, the parties will select a mediator who is a former State or Federal judge, and the fees and expenses of the mediator will be borne one-half by each of the parties hereto.

12.3	The failure of any party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights, but the same shall continue and remain in full force and effect.

12.4	None of the parties shall assign its rights, delegate or sublet its performance in whole or in part under this Agreement without the prior written consent of the other parties. Any attempted assignment or delegation without prior written consent of the other party shall be void and shall constitute a breach of this Agreement, provided, however, that IP shall assign to any entity acquiring any of the mills identified on Schedule 1.1(a) all rights, or obligations under this Agreement with respect to such mill in compliance with Section 1.3 hereof.

12.5	Effective on its Effective Date, this Agreement supersedes and cancels any agreement, written or oral, among the parties heretofore made with respect to the Products described herein. If any provision hereof is found by a mediator, court, public authority or any other person or body of competent jurisdiction to be in violation of any law or rule, order or regulation issued, adopted or promulgated by any governmental body, such finding of violation shall not affect the validity and enforceability of the other provisions of this Agreement, and each party shall be excused from performance of such provision to the extent necessary to bring an end to such violation. IP and ACC shall use commercially reasonable efforts promptly to reach agreement on the amendments to this Agreement necessary to bring the provision so found to be in violation into compliance with such law, rule, order or regulation and, insofar as possible, reflect the commercial intent of such provision.

12.6	This Agreement contains the entire understanding among ACC and IP for the purchase and sale of the Products described herein and the same shall not be modified by acceptance by IP of any purchase order or other document issued by ACC. Neither this Agreement nor any subsequent agreement amending or supplementing this Agreement shall be binding on the parties hereto unless and until it has been signed on each party behalf by their respective duly authorized representatives, and commencement of performance hereunder or under any such subsequent agreement shall not constitute a waiver of this requirement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date set forth below.

INTERNATIONAL PAPER COMPANY

By: Title:	/s/ C. Cato Ealy Senior Vice President

Date:	November 17, 2009

ARIZONA CHEMICAL COMPANY, LLC

By:	/s/ Cornelis Verhaar

Title:	President & Chief Executive Officer

Date:	17 November 2009

Schedule 1.1(a)
International Paper Company Pulp Mills
International Paper Mills Located in the following US Cities
-     Augusta, GA
-     Cantonment (Pensacola), FL
-     Courtland, AL
-     Campti, LA (Red River Mill) (a)
-     Eastover, SC
-     Georgetown, SC
-     Mansfield, LA
-     Pine Hill, AL (a)
-     Pineville, LA (b)
-     Prattville, AL
-     Riegelwood, NC
-     Riverdale, AL
-     Savannah, GA
-     Texarkana, TX
-     Valliant, OK (a)
-     Vicksburg, MS
Non-US Mills
-     Kwidzyen, Poland
-     Svetogorsk, Russia

(a)	New and not IP Legacy Mills

All other mills are IP Legacy Mills

(b)	Per IP’s October 22, 2009 announcement, this mill is closing late 2009.

Schedule 1.1(c)
RECOVERY ENGINEER DUTIES
•	Compile recovery statistics to be provided to Supply Mill Managers and operational personnel.

•	Provide onsite evaluation of recovery and acidulation practices on a periodic basis or where performance data indicates suboptimal or below target production performance. In connection with such onsite evaluations, it will be the responsibility of the mill being evaluated to provide ACC’s recovery engineers with appropriate support and access so as to insure that the evaluation will be as productive as practical.

Schedule 1.1(d)
SUPPLIER’S MONTHLY REPORTING REQUIREMENTS
Wood use reporting — Type of wood (pine or hardwood) used and tonnage (Oven Dried basis) Oven Dried (OD) tons of pine pulp produced
Gallons of crude sulfate turpentine produced
Tons of BLS produced
Tons of CTO produced (for CTO producing sites) and yield (or tons of BLS feed)
Forward operating plan scheduled outages greater than one week; type and scheduled duration)

Schedule 3.0(A)
CTO QUALITY SPECIFICATIONS

Acid Number	Minimum 160
Moisture	Maximum 1.5%
Phosphorous	Maximum 100PPM
Soap Number	Maximum 1
Volatiles (Sartorius)	Maximum 4%
Anthraquinone (AQ) Content (see note)	Maximum 750 PPM
Tank Truck and Tank Car Weights(1)	Minimum 97% of Maximum Gross Wt.
Note: Arizona Test Method is CDM 0235-TP.
CTO QUALITY ADJUSTMENT MECHANISM
(1) The following adjustments will apply for AQ levels; however, ACC agrees that it will not seek adjustments for AQ in CTO solely on the basis of analysis for AQ content. IP and ACC agree that the AQ adjustment will be applied if ACC experiences operational problems due to AQ content of IP CTO that cannot be mitigated by the blending of AQ and non-AQ CTO. ACC will share with IP the evidence of such problems, if and when they occur.

AQ Level (PPM)	Price Deduction ($ per Ton of CTO)
181 – 250	$5.00
251 – 500	$10.00
501 – 750	$20.00
751 >	$30.00	(if accepted)
Buyer reserves the right to reject material with levels of AQ greater than 750 PPM in CTO.
(2) An additional quality adjustment shall be made using the following steps:
The quality of CTO from each IP mill shall be determined from monthly composites receipts. The CTO price as calculated in Schedule 3.0 shall be adjusted 0.5% for every AN unit above and below the AN specification of 163 for the succeeding calendar quarter. ACC will provide each IP mill with a net price including any quality adjustment.
OTHER
(1) Excess freight charges resulting from underweight loads will be charged back to the shipping mill.

Schedule 3.0(B)
BLS QUALITY SPECIFICATIONS

Acid Number (CTO)	Minimum 166
Tall Oil Content(1)	Minimum 55%
Total Black Liquor (drained + entrained)(2)	Maximum 10%
Fiber Content	Maximum 500 PPM
Anthraquinone (AQ) Content (see note)	Maximum 750 PPM
Tank Truck and Tank Car Weights(3)	Minimum 97% of Maximum Gross Wt.
Note: Arizona Test Method is CDM 0235-TP.
BLS QUALITY ADJUSTMENT MECHANISM
(1) The following adjustments will apply for AQ levels; however, ACC agrees that it will not seek adjustments for AQ in CTO solely on the basis of analysis for AQ content. IP and ACC agree that the AQ adjustment will be applied if ACC experiences operational problems due to AQ content of IP CTO that cannot be mitigated by the blending of AQ and non-AQ CTO. ACC will share with IP the evidence of such problems, if and when they occur.

AQ Level in CTO (PPM)	Price Deduction ($ per Ton of CTO)
181 – 250	$5.00
251 – 500	$10.00
501 – 750	$20.00
751 >	$30.00	(if accepted)
Buyer reserves the right to reject material with levels of AQ greater than 750 PPM in CTO.
(2) A quality adjustment for AN shall be made using the following steps:
The quality of BLS from each IP mill shall be determined from monthly composites receipts on a converted CTO basis. The BLS price as calculated in Schedule 3.0 shall be adjusted by 0.5% for every AN unit above or below 166 for the succeeding calendar quarter.
ACC will provide each IP mill with a net price including any quality adjustment.
OTHER
(1) BLS volume will be adjusted to 55% for BLS with less than 55% tall oil content.
(2) Freight costs on any drained black liquor and any entrained black liquor over 10.0% will be charged back to the shipping mill.

(3) Excess freight charges resulting from underweight loads will be charged back to the shipping mill.1

[1]	The standard acid number for CTO derived from BLS is higher than the standard for CTO receipts because CTO produced from BLS is tested in the laboratory as soon as produced before any quality degradation that occurs in storage under normal operating conditions.

2

Schedule 4.1
SPECIFICATION AND TYPICAL PROPERTIES
ALKALINE BRINE

SPECIFICATIONS	10.0 – 12.5pH

TYPICAL PROPERTIES	Total Solids	20%

	Fiber	<1.0%

	NASO4	13%